Exhibit 99.1

NASDAQ:ARTW                  CONTACT: Carrie Majeski (712) 864-3131


                ART'S-WAY ANNOUNCES CASH DIVIDEND

ARMSTRONG, IOWA - Art's-Way Manufacturing Co., Inc., today (October 23,
2007) announces a cash dividend.

The Board of Directors of Art's-Way Manufacturing Co., Inc. voted unanimously on October 23, 2007 to pay a cash dividend of 10 cents per share to stockholders of record as of November 15, 2007. The dividend will be paid on or before November 30, 2007.

"This is the third consecutive year of paying a dividend, and we are pleased that our financial condition has allowed us not only to again pay a dividend to our investors but to increase the dividend", stated J. Ward McConnell, Jr., Chairman of the Board. "While we hope to continue this trend into the future, naturally the decision to pay future dividends will be governed by our financial position at the time," McConnell said.

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment. After market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries, Art's-Way Vessels Inc. manufactures pressurized tanks and vessels and Art's-Way Scientific Inc. manufactures modular animal confinement buildings and modular laboratories.

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.